Exhibit (d)(2)

EXECUTION COPY

STRICTLY CONFIDENTIAL

Bioverativ Inc.

225 Second Avenue

Waltham, MA 02451

December 4, 2017

Sanofi

54, rue La Boétie

75008 Paris, France

In connection with the consideration by Sanofi or one of its controlled affiliates (individually or collectively, “you” or “your”) of a possible negotiated transaction (the “Possible Transaction”) with Bioverativ Inc. (together with its subsidiaries, the “Company”) (each of you and the Company, a “Party,” and collectively, the “Parties”), each Party is prepared to make available to the other Party certain information concerning its business, financial condition, operations, strategy, prospects, assets, liabilities and other of its confidential and proprietary information (such Party when disclosing such information, whether directly or through its Representative, being the “Disclosing Party” and such Party when receiving such information, whether directly or through its Representative, being the “Receiving Party”). In consideration for and as a condition to such information being furnished to the Receiving Party and its Representatives (as defined below), the Receiving Party agrees that it and its Representatives will treat any information or data concerning the Disclosing Party (whether prepared by the Disclosing Party, its advisors or other Representatives or otherwise and irrespective of the form of communication) which has been or will be furnished, or otherwise made available, to the Receiving Party or its Representatives by or on behalf of the Disclosing Party on or after the date hereof (collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth.

1. Confidential Information. (a) The term “Confidential Information” shall be deemed to include all notes, memoranda, summaries, analyses, compilations, forecasts, data, studies, interpretations or other documents or materials prepared by the Disclosing Party or its Representatives which use, contain, reflect or are based upon or derived from, in whole or in part, information furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party. The term “Confidential Information” does not include information that the Receiving Party can demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach hereof, (ii) was within the Receiving Party’s possession prior to it being furnished to the Receiving Party or any of its affiliates or their respective Representatives by or on behalf of the Disclosing Party; provided that the source of such information was not known by the Receiving Party (after reasonable inquiry) to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives; provided that such source is not known by the Receiving Party (after reasonable inquiry) to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iv) has been or is subsequently independently conceived or developed by the Receiving Party or any of its Representatives without use of or reference to, in whole or in part, the Confidential Information and not otherwise in breach of this Agreement.

(b) For purposes of this Agreement:

(i)	“Representatives” shall mean:

(A)

with respect to you: your affiliates and your and such affiliates’ members, partners, managers, directors, officers, employees, agents and professional advisors (including, without limitation, consultants, accountants, attorneys and financial advisors); provided that: “Representatives” of you shall not include, without the prior written consent of the Company, (1) any actual or potential bidding partners or equity financing sources or (2) any of your actual or potential debt financing sources;

(B)	with respect to the Company: the Company and its affiliates’ directors, officers, employees, agents, representatives, attorneys, accountants, financial advisors and other professional advisors;

(ii)	the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity; and

(iii)	the term “affiliates” shall have the meaning given to it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Use and Disclosure of Confidential Information. (a) The Receiving Party hereby agrees that (i) it and its Representatives shall use the Confidential Information solely for the purpose of evaluating, negotiating and implementing a Possible Transaction and for no other purpose and (ii) for the period commencing upon the execution of this Agreement by both Parties and ending on the third anniversary of the date of this Agreement (such period, as it may be extended by mutual written agreement of the Parties, the “Confidentiality Period”), the Confidential Information will be kept confidential by the Receiving Party and its Representatives and that the Receiving Party and its Representatives will not disclose any of the Confidential Information to any third parties; provided that: (A) the Receiving Party may make any disclosure of such information to which the Disclosing Party gives its prior written consent; (B) such information may only be disclosed to only those of the Receiving Party’s Representatives who have a need to know such information for the sole purpose of evaluating, negotiating and implementing a Possible Transaction on the Receiving Party’s behalf and who are informed of this Agreement and the obligations of confidentiality hereunder and (C) subject to paragraph 2(c), the Receiving Party may make disclosure of such information to the extent Legally Compelled (as defined below) to do so (provided that such requirement did not arise from discretionary acts by the Receiving Party or any of its Representatives). In any event, the Receiving Party agrees, at its sole expense, to (x) undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information and Transaction Information (which shall be no less stringent than measures taken with respect to the Receiving Party’s own confidential and proprietary information and in any event no less than a reasonable degree of care), (y) be responsible for any breach of this Agreement by any of its Representatives, including, without limitation, any actions or inactions by its Representatives that would constitute a breach of this Agreement if such Representatives were parties hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Disclosing Party may have against any of the Receiving Party’s Representatives with respect to such breach) and (z) take all reasonable measures to restrain the Receiving Party’s Representatives from prohibited or unauthorized disclosure or use of the Confidential Information or Transaction Information.

(b) In addition, each Party agrees that, without the prior written consent of the other Party, except as Legally Compelled (and provided that such requirement did not arise from discretionary acts by it or any of its Representatives that triggered such disclosure or requirement and only in compliance with paragraph 2(c)), it and its Representatives will not disclose to any other person (other than its Representatives who have a need to know such information for the sole purpose of evaluating, negotiating and implementing a Possible Transaction on its behalf) the fact that the Parties are considering a Possible Transaction, that this Agreement exists or the contents hereof, that the Confidential Information has been made available to the Parties and their respective Representatives, that the Parties and their respective Representatives are engaged in discussions with respect to the matters contemplated by this Agreement, that discussions, negotiations or investigations are taking place or have taken place concerning a Possible Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) (all of the foregoing being referred to as “Transaction Information”). Without limiting the generality of the foregoing, except as specifically permitted by this Agreement, you further agree that neither you nor any of your controlled affiliates will share the Confidential Information or the

Transaction Information with, or enter into any agreement, arrangement or understanding which otherwise relates to the Possible Transaction with, any other potential bidders, bidding partners or actual or potential source of equity or debt financing, regarding the Possible Transaction without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this Agreement.

(c) In the event that either Party or any of their respective Representatives are requested or required by applicable law or regulation or by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process (“Legally Compelled”) to disclose any of the Confidential Information or Transaction Information, such Legally Compelled Party shall provide the other Party with prompt (and in any event prior to any disclosure) written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement (including a list of any Confidential Information or Transaction Information that it intends (or any of its Representatives intend to disclose) so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, the Legally Compelled Party or any of its Representatives are nonetheless, upon advice of outside counsel, Legally Compelled to disclose Confidential Information or Transaction Information or else stand liable for contempt or suffer other censure or penalty, such Legally Compelled Party or its Representatives may, without liability hereunder, disclose only that portion of the Confidential Information or Transaction Information which such outside counsel advises is legally required to be disclosed; provided that (i) such Legally Compelled Party exercises (and causes its Representatives to exercise) commercially reasonable efforts to preserve the confidentiality of the Confidential Information and Transaction Information and (ii) such disclosure was not caused by or resulted from a previous disclosure by such Legally Compelled Party or any of its Representatives in violation of this Agreement. In no event will a Legally Compelled Party or any of its Representatives oppose action by the other Party to obtain a protective order or other relief to prevent the disclosure of the Confidential Information and Transaction Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information and Transaction Information and, if the other Party seeks such an order, the Legally Compelled Party agrees to (and shall cause its Representatives to) cooperate as the other Party shall reasonably request at the other Party’s expense.

3. Destruction of Confidential Information. As promptly as practicable (and in any event within ten (10) days) after receiving a request from the Disclosing Party or one of its Representatives (which may be made at any time in the Disclosing Party’s sole discretion and for any reason or for no reason), the Receiving Party will destroy or erase (including, without limitation, expunging all such Confidential Information or Transaction Information from any computer, word processor or other device containing such information) all Confidential Information or Transaction Information (and all copies, reproductions, summaries, analyses or extracts thereof or based thereon) furnished to the Receiving Party or its Representatives by or on behalf of the Disclosing Party, including, without limitation, any materials prepared by the Receiving Party or its Representatives containing, based upon, reflecting or derived from Confidential Information or Transaction Information, and the Receiving Party shall deliver within fifteen (15) days of such request a certificate in writing executed by an authorized officer supervising the destruction that such destruction has occurred; provided that the Receiving Party and its Representatives may retain one copy of any Confidential Information or Transaction Information to the extent required to comply with legal or regulatory requirements or established document retention policies for use solely to demonstrate compliance with such requirements (and, to the extent such Confidential Information or Transaction Information is retained electronically, ordinary access thereto shall be limited to information technology personnel in connection with their information technology duties). Notwithstanding the destruction or retention of the Confidential Information or Transaction Information, the Receiving Party and its Representatives will continue to be bound by the obligations of confidentiality, use restrictions and other obligations hereunder.

4. Inquiries. You agree that Guggenheim Securities, LLC and J.P. Morgan Securities LLC (the “Financial Advisors”) have responsibility for arranging appropriate contacts for due diligence in connection with the Possible Transaction and that (i) all communications regarding a Possible Transaction, (ii) requests for additional information and requests for facility tours, management or similar meetings in connection with a Possible Transaction, Confidential Information or Transaction Information and (iii) discussions or questions regarding procedures with respect to a Possible Transaction will be submitted or directed only to the Financial Advisors or such other person as may be expressly designated by the Company in writing, and not to any other Representative of the Company. Except as otherwise specifically permitted by this Agreement, you further agree that, without the prior written consent of the Company, neither you nor any of your Representatives shall knowingly initiate, knowingly solicit or knowingly maintain, or cause to be knowingly initiated, knowingly solicited or knowingly maintained, contact with any non-executive level employee, stockholder, creditor, supplier, distributor, customer, provider, regulator or other commercial counterparty of the Company or any subsidiary of the Company regarding any Confidential Information or any Transaction Information or in connection with pursuing any Possible Transaction.

5. No Representations or Warranties; No Agreement. Each Party understands and acknowledges that neither Party nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information or Transaction Information, including, without limitation, any projections, estimates, budgets or information relating to its assets, liabilities, results of operations, condition, customers, suppliers or employees. Each Party agrees that neither Party nor any of its Representatives shall have any obligation or liability to the other Party or to any of its Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities law or otherwise) relating to or resulting from the use of the Confidential Information or Transaction Information (including but not limited to any obligation to update any Confidential Information or any Transaction Information). Each Party agrees that only those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, subject to such limitations and restrictions as may be specified therein (a “Definitive Transaction Agreement”), when, as and if executed, will be relied on by such Party and have any legal effect. Each Party and its Representatives agree not to make or facilitate in the making of any claims whatsoever against the other Party or any of its Representatives with respect to or arising out of: (i) a Possible Transaction, as a result of this Agreement, any other written or oral expression or otherwise; (ii) the participation of other Party and its Representatives in evaluating a Possible Transaction; (iii) the review or use of any Confidential Information or any Transaction Information or any errors therein or omissions therefrom; or (iv) any action taken or any inaction occurring in reliance on the Confidential Information or any Transaction Information, except and solely to the extent as may be included in any Definitive Transaction Agreement. Each Party agrees that unless and until a Definitive Transaction Agreement between the Parties has been executed and delivered, none of the Parties hereto will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement, any other written or oral expression or otherwise, except for the rights and obligations specifically agreed to herein. Neither Party nor any advisor to either Party, nor any of their respective Representatives shall have any legal, fiduciary or other duty to one another with respect to the manner in which any sale process is conducted. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to conduct the process leading up to a Possible Transaction, if any, as the Company and its Representatives determine, including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement with a third party, rejecting any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, and terminating discussions and negotiations with you at any time and for no reason and that you have no right to participate in any Possible Transaction whether by virtue of this Agreement, any other written or oral expression or otherwise. Furthermore, nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Company, except for the limited right of use specifically set forth herein. All right, title and interest in the Confidential Information shall remain with the Company.

6. No Waiver of Privilege. To the extent the Confidential Information includes materials subject to work product, attorney-client or similar privilege, neither Party is waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to the other Party or any of its Representatives.

7. No Solicitation. In consideration of and as a condition to the Confidential Information and Transaction Information being furnished hereunder, each Party hereby agrees that, for a period of one year from the date hereof, neither Party nor any of its controlled affiliates that have received Confidential Information or Transaction Information will solicit, offer to employ or employ (including as an independent contractor) any of the current officers or employees of the other Party without obtaining the prior written consent of the other Party; provided that nothing herein shall restrict a Party or any of its affiliates from (i) making any general solicitation for employment by use of advertisements in the media that is not specifically directed at employees of the other Party and (ii) hiring any such employee who (x) has had his or her employment terminated by the other Party or its relevant affiliate at least six (6) months prior to commencement of employment discussions between such Party or its affiliates and such employee or (y) responds to any such general solicitation or who first contacts such Party or its Representatives regarding employment without any solicitation in violation of this paragraph 7.

8. Standstill. In consideration of and as a condition to the Confidential Information being furnished to you, you hereby further agree that, without the prior written consent of the board of directors of the Company or except as expressly agreed to in writing by the parties hereto, for a period of one year from the date hereof, neither you nor any of your controlled affiliates will, nor any of your Representatives acting on your behalf, whether acting alone or as part of a group, will, directly or indirectly: (i) acquire or offer or agree to acquire, own or sell (or propose, agree or seek permission, to acquire, own or sell) or otherwise obtain an economic interest in, by purchase, sale or otherwise, any right to direct the voting or disposition of, or any other right with respect to, any securities of the Company (or any direct or indirect rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any shares of capital stock of the Company, including without limitation any swaps or other derivative arrangements (“Derivative Securities”)), in each case, whether or not any of the foregoing may be obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Exchange Act), and, in each case, whether or not any of the foregoing is obtained by means of borrowing of securities or operation of any Derivative Security, or any significant portion of the assets, properties or indebtedness of the Company; (ii) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company; (iii) make any statement or proposal to the board of directors of the Company, the Company’s Representatives or any of its stockholders with respect to, or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its securities, assets or properties; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (v) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Company; (vi) make any proposal or disclose any intention, plan or arrangement inconsistent with any of the foregoing; (vii) demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company, (viii) advise, assist, direct or encourage, directly or indirectly, any other person in connection with any of the foregoing; (ix) institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) relating to the subject matter of this Agreement other than to enforce the provisions of this Agreement; (x) take any action that could reasonably be expected to require the Company or you to make a public announcement regarding any of the events (or the possibility of any of the events) described in this paragraph 8; (xi) contest the validity of this Agreement or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Agreement; (xii) request the Company to amend or waive any provision of this paragraph 8, or make any public announcement with respect to the restrictions of this paragraph 8 or (xiii) advise, assist or encourage, or direct any person to advise, assist or encourage any other person, in connection with any of the foregoing. You hereby represent and warrant that, as of the date of this Agreement, neither you nor any of your subsidiaries or controlled affiliates possesses any economic interest, voting right or other right with respect to any security (including Derivative Securities) of the Company, except for any such securities that may be possessed through passive investments for cash management purposes (which shall not include common stock) or employee benefit plans established or maintained for the benefit of your or your controlled affiliates’ employees in the ordinary course of business; provided that such passive investments for cash management purposes or employee benefit plans established or maintained in the ordinary course of business do not, in the aggregate, own more than five percent (5%) or more of any class of securities of the Company. Notwithstanding anything to the contrary herein, you and your Representatives shall be entitled to make confidential proposals to the Chief Executive Officer and/or members of the Board of Directors of the Company regarding any of the matters set forth in clauses (i) or (iii) of this paragraph 8, but only so long as such request or proposal would not reasonably be expected to require public disclosure by the Company or you. Notwithstanding the foregoing, this paragraph 8 shall be of no further force and effect if (A) the Company enters into a definitive agreement with a person or “group” of persons involving the direct or indirect acquisition of all or a majority of the Company’s equity securities or all or substantially all of the Company’s assets, other than in connection with an internal restructuring transaction involving only the Company, one or more of its subsidiaries and/or any holding company formed for the purpose of such transaction, which, for the avoidance of doubt, would include, without limitation, any spin-off, split-off or similar transaction involving any division or operating segment of the Company, or (B) a tender or exchange offer is commenced that, if consummated, would result in all or a majority of the Company’s equity securities being owned by persons other than the Company or current holders of the Company’s equity securities and the board of directors of the Company (or a committee thereof) fails to recommend within ten (10) business days from the date of commencement of such offer that its stockholders reject such offer.

9. Material Non-Public Information. Each Party acknowledges and agrees that it is aware (and that its Representatives are aware or, upon providing any Confidential Information or Transaction Information to such Representatives, will be advised) that Confidential Information and Transaction Information being furnished hereunder may contain material non-public information regarding the Disclosing Party and that the United States securities laws generally prohibit any persons who have such material, non-public information from purchasing or selling securities of the Disclosing Party on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

10. Remedies. It is further understood and agreed that any breach of this Agreement by either Party or any of its Representatives would result in irreparable harm to the Company, that money damages may not be a sufficient remedy for any such breach of this Agreement and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach and that neither Party nor any of its Representatives shall oppose the granting of such relief. Such relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. Each Party further agrees to waive, and to use its commercially reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by either Party of this Agreement but shall be in addition to all other remedies available at law or equity to either Party. In the event of a breach of any obligations under this Agreement by either Party or its Representatives, each Party shall, immediately following the discovery of such breach, give notice to the other Party of the nature of such breach and, upon consultation with the other Party, take all necessary steps to limit the extent of such breach. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives have breached this Agreement, then such breaching Party shall be liable and pay to the other Party the reasonable legal fees incurred by the other Party in connection with such litigation, including any appeal therefrom.

11. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof. Each Party hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction over such matters is vested in federal courts, any court of the United States of America located in the State of Delaware) (collectively, the “Delaware Courts”) for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. Each Party further agrees that service of any process, summons, notice or document by mail to its address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against such Party in any such court. Service made in such manner, to the fullest extent permitted by applicable law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the Delaware Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

12. Authority to Enter into Agreement. Each Party hereby represents and warrants to the other Party that this Agreement has been duly authorized, executed and delivered by one of your officers and is enforceable in accordance with its terms.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and supersedes all negotiations and agreements, oral or written, made prior to the execution hereof.

14. Assignment. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by either party hereto without the written consent of the other party, provided, however, that the Company reserves the right to assign all of its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce all of the terms of this Agreement) to any person who enters into a transaction with the Company that is similar to a Possible Transaction.

15. No Modification. No provision of this Agreement can be waived, modified or amended without the prior written consent of the parties hereto, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. It is understood and agreed that no failure or delay by the either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

16. Counterparts. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument.

17. Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and there shall be substituted for the invalid provision a substitute provision that shall as nearly as possible achieve the intent of the invalid provision.

18. Term. This Agreement shall expire upon the expiration of the Confidentiality Period; provided, that, any liability for breach of this Agreement prior to such termination shall survive such termination.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,
BIOVERATIV INC.
By:	/s/ John T. Greene
Name: John T. Greene
Title: Executive Vice President, Chief Financial Officer

Accepted and agreed as of the date first written above:
SANOFI
By:	/s/ Marc Le Terrier
Name: Marc Le Terrier
Title: Vice President Legal M&A

Signature Page to Confidentiality Agreement